Exhibit 99.3

NEWS RELEASE

NOBLE ENERGY ANNOUNCES 2020 CAPITAL BUDGET AND OUTLOOK HIGHLIGHTING
CAPITAL EFFICIENCY AND MAJOR PROJECT IMPACTS
Capital expenditures anticipated ~25% below 2019 level, volumes higher by ~10%

HOUSTON (February 12, 2020) -- Noble Energy, Inc. (NASDAQ: NBL) (“Noble Energy” or the “Company”) today announced its capital expenditure and production outlook for 2020. Key objectives and priorities for the year include:

•	Generate at least $500 million in organic free cash flow(1) at the upstream level,

•	Enhance the return of capital to investors and strengthen the balance sheet,

•	Further improve U.S. onshore capital efficiency and cost structure, while delivering moderate oil production growth, and

•	Drive material cash flow and production growth from the Leviathan project.

David L. Stover, Noble Energy’s Chairman and CEO, commented, “Our 2020 capital budget and production outlook illustrates the Company’s commitment to capital discipline, enhanced returns, and long-term sustainable free cash flow. In our onshore business in 2019, we materially lowered maintenance capital needs through sustainable drilling and completion cost reductions, and we anticipate even further capital efficiency gains as we focus 2020 investment in our large contiguous acreage positions in the DJ and Delaware Basins.

With substantial cash flow and volume growth expected from Leviathan, we are prioritizing free cash flow generation over U.S. onshore growth in 2020. Conventional major project developments, where we have a deep lineup of low-cost discovered resources, along with a return to exploration drilling provide significant catalysts for our Company this year as we build long-term value. The combination of our diversified, low cost of supply portfolio and top-tier execution capabilities positions us well to deliver leading returns to our investors in 2020 and strong free cash flow generation.”

CAPITAL PLAN
The Company’s 2020 capital program has been established at a range of $1.6 to $1.8 billion, a reduction of approximately $560 million from 2019. This capital range does not include any midstream capital investments funded by Noble Midstream Partners LP (NASDAQ: NBLX).

Capital expenditures within the U.S. program are planned at slightly over $1.3 billion, with approximately 60 percent allocated to the DJ Basin and 40 percent in the Delaware Basin. Similar to 2019, Noble Energy anticipates drilling and completing 110-120 wells in the DJ Basin and 50-60 wells in the Delaware Basin in 2020. No new drilling or completion activity is planned for the Eagle Ford. More than 75 percent of DJ Basin wells online will come from the Mustang IDP with the remainder primarily in Wells Ranch. The Delaware Basin program will focus on Wolfcamp A development in the northern and central parts of the Company’s acreage position. As compared to 2019, average well costs in each of the DJ and Delaware Basins are expected to be down approximately 10%. Included in Delaware Basin capital for 2020 is an estimated $35 million for linefill associated with the EPIC Crude Pipeline startup expected in the first quarter of the year. Approximately 60 percent of the Company’s U.S. onshore capital program is targeted for the first half of the year.

Offshore development capital expenditures are planned at approximately $275 million, significantly lower than 2019 as the Leviathan project concludes. Two-thirds of this amount is planned to be deployed in West Africa to progress the natural gas monetization project at Alen in Equatorial Guinea. The remaining one third is in Israel primarily for pipeline expansion work related to meeting contracted regional demand growth as well as finalization of Leviathan phase one development.

In addition, the Company anticipates approximately $75 million in exploration capital, with the majority of that amount representing costs associated with an offshore Colombia well planned in the second half of the year.

DOUBLE-DIGIT TOTAL COMPANY VOLUME INCREASE WITH MODERATE U.S. ONSHORE OIL GROWTH
Sales volumes for 2020 are estimated to be approximately 10 percent higher than 2019 at the midpoint of the Company’s range of 385 to 405 thousand barrels of oil equivalent per day (MBoe/d). Growth in 2020 is expected to be primarily a result of the impact of the Company’s Leviathan project, offshore Israel which commenced production at the end of 2019. Noble Energy’s natural gas sales volumes from Israel are estimated to average 445 to 485 million cubic feet equivalent per day in 2020, an anticipated increase of over 100 percent from 2019.

In Equatorial Guinea, sales volumes are anticipated to be down 10 to 15 percent from 2019 due to natural field decline, as well as fourth quarter planned maintenance at Alba. Natural gas represents more than half of the year on year decrease. Although benefitting from the Aseng 6P oil well which commenced production in late 2019, crude oil for 2020 will decline slightly. Fourth quarter 2020 downtime, primarily from the Alba field, will impact full year average production by approximately 12 to 15 million cubic feet per day of natural gas (MMcf/d), or 50 to 60 MMcf/d for the fourth quarter.

In the United States, 2020 sales volumes are designed to be consistent with the 2019 average, with onshore oil volumes expected to be three to five percent higher than the full year 2019 average. Based upon the Company’s expected production profile, fourth quarter 2020 U.S. onshore oil volumes are expected to be five to seven percent higher than fourth quarter 2019. This hydrocarbon mix shift reflects the Company’s capital focus in the higher-return DJ and Delaware Basins, improving per barrel margins year on year and contributing cash flow growth. DJ Basin volumes are expected to be nearly 10 percent higher year on year with the Delaware consistent with 2019 levels and the Eagle Ford declining.

Total Company volumes will grow from the first to the second half of the year. Natural gas sales from the Company’s Israel assets will be higher in the second half of the year based on contracted volumes to Egypt and Jordan. Additionally, U.S. onshore volumes will be substantially higher in the second half of the year, reflecting the timing of wells commencing production. The second quarter is anticipated to be the highest quarterly turn-in-line count for the year, with peak U.S. onshore production in the third quarter.

FY 2020 Anticipated Sales Volume	Crude Oil and Condensate (MBbl/d)		Natural Gas Liquids (MBbl/d)		Natural Gas (MMcf/d)		Total Equivalent (MBoe/d)
	Low	High	Low	High	Low	High	Low	High
United States Onshore	118	130	62	70	480	520	265	283
Israel	1	1			435	480	74	81
Equatorial Guinea	11	13			145	165	36	41
Equatorial Guinea - Equity Method Investment	1	2	4	5			5	6
Total Company	131	146	66	75	1,070	1,155	385	405

COST GUIDANCE
Unit production expenses are guided relatively flat to the 2019 average, as low-cost production from Leviathan benefits the rate, while volume declines in Equatorial Guinea and the Eagle Ford negatively impact the year on year change. G&A expenses are expected down significantly, with the Company’s unit rate expected to be down almost 20 percent from 2019. The reduction is driven in part by the impact of Leviathan production, as well as the Company’s efforts to reduce cost structure across all line items. Depreciation, depletion, and amortization is expected to be nearly 15 percent lower than 2019, or more than $2 per BOE, reflecting the Company’s U.S. onshore capital efficiency improvements and Leviathan’s impact. Net interest expense is anticipated to be higher as a result of lower capitalized interest, while gross interest cost is expected to be consistent with 2019 levels. Current income taxes are anticipated to be higher than 2019 as a result of income taxes incurred on Leviathan and the commencement of additional profits taxes on Tamar (Sheshinsky tax) late in 2020.

FY 2020 Anticipated Capital & Cost Metrics
Capital Expenditures(2) ($MM)
Total Company Organic Capital	$1,600 - $1,800
Cost Metrics	LOW	HIGH
Unit Production Expenses(3) ($/BOE)	8.25	9.00
Marketing and Other ($MM)	100	120
DD&A ($/BOE)	13.75	14.75
Exploration(4) ($MM)	90	120
G&A ($MM)	350	390
Interest, net ($MM)	310	350
Other Guidance Items ($MM)
Equity Investment Income	35	55
Income taxes, current	150	200
Midstream Services Revenue - 3rd Party	120	150
NCI - NBLX Public Unitholders	90	120
Note: All guidance items are consolidated to include Noble Midstream Partners LP results, except for capital expenditures.

Noble Energy (NASDAQ: NBL) is an independent oil and natural gas exploration and production company committed to meeting the world’s growing energy needs and delivering leading returns to shareholders. The Company operates a high-quality portfolio of assets onshore in the United States and offshore in the Eastern Mediterranean and off the west coast of Africa. Founded more than 85 years ago, Noble Energy is guided by its values, its commitment to safety, and respect for stakeholders, communities and the environment. For more information on how the Company fulfills its purpose: Energizing the World, Bettering People’s Lives®, visit https://www.nblenergy.com.

(1)	Non-GAAP measure. Calculated as Upstream operating cash flows before working capital changes plus NBLX distribution to Noble Energy less Upstream organic capital

(2)	Represents organic NBL-funded expenditures

(3)	Includes lease operating expenses, production and ad valorem taxes, gathering, transportation and processing expenses, and other royalty

(4)	Does not include risk-weighted costs for any potential unsuccessful wells statused in 2020

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Kim Hendrix
(281) 943-2197
Kim.Hendrix@nblenergy.com

Media Contacts
Trudi Boyd
(281) 569-8009
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", “plans”, “estimates”, "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual reports on Form 10-K, quarterly report on Form 10-Q, and in other Noble Energy reports on file with the Securities and Exchange Commission. These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s earnings release schedules included herein for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures